As filed with the Securities and Exchange Commission on September 28, 2010

Registration No. 333-147632

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

3PAR INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0510671
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4209 Technology Drive

Fremont, CA  94538

(510) 413-5999

(Address of principal executive offices)

1999 STOCK PLAN

2000 MANAGEMENT STOCK OPTION PLAN

2007 EQUITY INCENTIVE PLAN
2007 EMPLOYEE STOCK PURCHASE PLAN

OPTIONS GRANTED OUTSIDE OF A PLAN

(Full title of the plan)

Paul T. Porrini
3000 Hanover Street
Palo Alto, California 94304
(650) 857-1501

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

David K. Ritenour Vice President and Associate General Counsel Hewlett-Packard Company 3000 Hanover Street Palo Alto, California 94304 (650) 857-1501	Christopher E. Austin Benet J. O’Reilly Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-147632) previously filed by 3PAR Inc., a Delaware corporation (“3PAR”), with the Securities and Exchange Commission on November 27, 2007 (the “Registration Statement”), pertaining to the registration of shares (the “Shares”) of 3PAR common stock, par value $0.001 per share (the “Common Stock”).

On September 2, 2010, Hewlett-Packard Company, a Delaware corporation (“HP”), Rio Acquisition Corporation, a Delaware corporation (“Purchaser”), and 3PAR entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for HP to acquire 3PAR by means of a tender offer by Purchaser for all of the outstanding shares of Common Stock followed by the merger of Purchaser with and into 3PAR (the “Merger”).

The tender offer was consummated on September 27, 2010.

As a result of the tender offer and the subsequent exercise of a top-up option provided for under the Merger Agreement, Purchaser acquired over 90% of the outstanding shares of Common Stock, and, subsequently, effected the Merger as a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Merger became effective on September 27, 2010, thus completing HP’s acquisition of 3PAR.

Accordingly, 3PAR has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by 3PAR in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, 3PAR hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on September 28, 2010.

3PAR INC.

By:	/S/ PAUL T. PORRINI
Paul T. Porrini
President and Secretary
(Principal Executive Officer)

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